Exhibit 1.A(3)(c)(i)

Estate Designer Commission Structure:

PCA (PRIMARY COMMISSIONABLE AMOUNT) is equal to the first year's target premium (shown on policy schedule pages and illustrations). Gross premiums paid up to the PCA in any year are commissioned at the full PCA rate. A new PCA is generated any time a new base coverage segment is created. Note that a death benefit option change does not create a new PCA. Premium dollars are allocated first to PCA, then to SCA, and then to RCA. Under Option L only, if the gross premium paid in one year is less than the PCA, that difference is carried over to the next year.

SCA (SECONDARY COMMISSIONABLE AMOUNT) is equal to the difference between the gross premium received in each segment year in years one through seven and the corresponding PCA for that year.

RCA (RENEWABLE COMMISSIONABLE AMOUNT) equals the gross premium received per segment year in years 8 and thereafter.

1.   Commission Structure - Option L (Levelized):


    PCA            SCA           RCA                      Trail
-----------    -----------    --------    --------------------------------------
Years 1 - 7    Years 1 - 7    Years 8+      Years          Years       Years 21+
                                           1 - 10         11 - 20
    12%             4%           2%       0.20% net      0.15% net     0.10% net
                                           account        account       account
                                            value          value         value

2.   Commission Structure - Option M (Modified):


      PCA             SCA                RCA                  Trail
--------------    --------------      --------     -----------------------------
Year 1   Years    Year 1   Years      Years 8+      Years      Years      Years
         2 - 7             2 - 7                    1 - 10    11 - 20      21+
 30%     7.5%       2%      4%           2%         0.20%      0.15%      0.10%
                                                     net        net        net
                                                   account    account    account
                                                    value      value      value

3. Commission Chargeback: In the event that a policy (for which a commission has been paid) is lapsed or surrendered by the Policy Owner during the first six months, or is returned to SECURITY LIFE for refund of premium during the Free Look Period as described in the policy, SECURITY LIFE and ING AMERICA EQUITIES shall require reimbursement from SELLING BROKER-DEALER equal to 100% of the commissions paid. If a premium payment for which a commission has been paid is refunded by SECURITY LIFE, a reimbursement of the commission paid on the amount refunded will be due from the SELLING BROKER-DEALER.




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Chargebacks are based on premiums received in the applicable policy year and are as follows:


                         OPTION L                           OPTION M
 Premiums
Received in          PCA     RCA & SCA                  PCA     RCA & SCA
-----------         ----     ---------                  ---     ---------
  Months
   1 - 6             12%         4%                     30%        2%
  Months
  7 - 12             N/A        N/A                     30%        2%
   Years
   2 & 3             N/A        N/A                    7.5%        4%

4. Commission Payment for Early Second Death: If the deaths of both insured persons occur in the first seven policy years, the present value of the remaining premium-based commissions, as calculated by SECURITY LIFE from the time of the second death through policy year seven shall be payable if the policy meets the applicable standards for an "active" Policy.